EXHIBIT 5

                               HALE AND DORR, LLP
                               COUNSELORS AT LAW

                                  HALEDORR.COM

                          1455 PENNSYLVANIA AVE., N.W.,
                             WASHINGTON, D.C. 20004
                        202-942-8400  FAX 202--942-8484



                                February 27, 2004




BioVeris Corporation
16020 Industrial Drive
Gaithersburg, Maryland 20877


         Re:      2003 Stock Incentive Plan

Ladies and Gentlemen:

         We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 5,300,000 shares of common stock, $0.001 par value per share (the "Shares"), of BioVeris Corporation, a Delaware corporation (the "Company"), issuable under the Company's 2003 Stock Incentive Plan (the "Plan").

         We have examined and relied upon the Plan, the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

         In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

         We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

         We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.



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BioVeris Corporation
February 27, 2004
Page 2

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

         Attorneys at Hale and Dorr LLP beneficially own, in the aggregate, 177,700 shares of the registrant's common stock.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                     Very truly yours,
                                                     /s/ HALE AND DORR LLP
                                                     ---------------------
                                                     HALE AND DORR LLP